Exhibit 10.1

Hewitt Associates LLC 100 Half Day Road Lincolnshire, IL 60069 Tel 847.295.5000 Fax 847.295.7634 www.hewitt.com

December 1, 2009

Private and Confidential

Mr. Robert A. Schriesheim

656 Maple Street

Winnetka, IL 60093

Dear Rob:

We are delighted to extend an offer to you to join Hewitt Associates as Chief Financial Officer. As discussed, you will report directly to me, Russ Fradin, the CEO. A general overview of your primary duties and responsibilities is as follows: directly oversee all financial affairs of the company including controllership, treasury, tax, corporate planning, internal audit, and investor relations and support corporate development and M&A activities. This description is meant as an overview and is neither all-inclusive nor intended to describe each and every job duty and responsibility that is contemplated for your role.

The following sets forth the specific financial terms of the offer:

A.	An annualized base salary of $520,000 on a regular, full time exempt basis with your initial performance and pay review in December 2010 and annually thereafter;

B.	A bonus target of 80% that will be prorated based on your actual eligible fiscal year base pay earnings. Any award payout will be based on individual and business results relative to goals established by me as your manager, and the business’ achievement of financial goals. Bonus awards are based on contributions and results through our fiscal year end, September 30, and will be paid in mid-December 2010. In accordance with the bonus plan, you must be employed by Hewitt on the payout date to be eligible to receive an award;

C.	A one-time sign-on bonus of $250,000 subject to all applicable income tax withholding, paid as follows: 50% paid within 30 days of your start date; and the remaining 50% paid 6 months from the first payment date. Should you leave Hewitt of your own choice before 12 months of service, you will be required to repay the entire amount of this one time sign-on bonus to Hewitt. Should you leave Hewitt of your own choice in year two of employment, you will be required to repay 50% of this one time sign-on bonus. The requirements to repay the sign-on bonus shall not be invoked in the event if you resign for “Good Reason” as defined in paragraph I, infra;

D.	A one-time “Replacement Equity Grant” of 25,000 RSUs. The Replacement Equity Grant shall vest in 2 equal annual tranches beginning September 30, 2010. This grant is contingent on your acceptance of this offer of employment in the specified timeframe and will require approval by Hewitt’s Board of Directors;

E.	A one-time sign-on grant of 22,500 stock options with a four year even vesting schedule. You will also receive 7,500 FY10 PSUs with a three year even vesting schedule and 7,500 RSUs with a three year even vesting schedule. These grants are contingent on your acceptance of this offer of employment in the specified timeframe and will require approval by Hewitt’s Board of Directors;

Mr. Robert A. Schriesheim Page 2 December 1, 2009

F.	Eligibility to participate in future equity awards under Hewitt’s Global Stock Plan. These awards will be made annually on or about December 1. Your first award cycle will be December 2010. You can expect to receive annual equity grants consistent with those granted to the CFO role in the past. The level of the grants will depend upon the firm’s overall financial performance and your individual contribution and performance. They will also be based on our annual compensation surveys;

G.	Participation in the Hewitt Associates Retirement and Savings Plan 401(k) matching program as described in the enclosed plan documents;

H.	Eligibility for coverage in Hewitt’s Flexible Benefits Plan (comprehensive health & welfare and income protection plans) described in the enclosed benefits booklet;

I.	Eligibility for severance in accordance with Hewitt’s 2009 Change-in-Control Executive Severance Plan provisions, or comparable plan that is in place at the time of such an event with the following modification: “Good reason” shall include the stated plan definition as well as the following: “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of a material reduction of the Executive’s authorities, duties, or responsibilities as an executive or officer of the Company, other than (a) an insubstantial reduction, or (b) an inadvertent reduction that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that the fact that the Executive is not named as the Chief Financial Officer of the ultimate parent entity surviving the Change of Control shall constitute Good Reason and;

J.	Company travel as outlined in Hewitt’s T&E (Travel and Expense) policy.

In addition to the terms set forth above, this role positions you as a leader in the company and a member of the Hewitt Leadership Group (HLG). As a member of the HLG, you will:

•	Participate in Hewitt’s Executive Benefits Plan which consists of the following:

—	27 days of Paid Time Off annually;

—	A five-week vacation splash after five years of service and every five years thereafter;

—	A Voluntary Deferral Plan for base pay and annual bonus pay;

—	A discretionary defined contribution restoration payment which provides for the company retirement contribution and company 401(k) match above any qualified plan limits; and

—

Participation in the Voluntary Deferral Plan and the discretionary contribution restoration payment is based on plan rules and start date at Hewitt. Enclosed is an Executive Benefits brochure which provides details.

•

Be subject to Hewitt’s stock ownership guidelines. These guidelines reinforce Hewitt’s long-standing principle of ownership by requiring a minimum level of stock holdings among individuals in leadership roles. You will have up to five years from your hire date to meet these guidelines.

•

Be required to abide by Hewitt’s policies with regard to maintenance of proprietary information and confidentiality as well as applicable post-employment restrictive covenants. Enclosed is a copy of Hewitt’s Non-Compete/Non-Solicitation Agreement for your review. Please call us if you have any questions about its meaning.

Mr. Robert A. Schriesheim Page 3 December 1, 2009

This offer of employment is contingent upon Hewitt receiving completed and satisfactory background and reference checks, including our review of an investigative consumer report.

Notwithstanding anything to the contrary contained in either this offer letter and/or any written policies of Hewitt Associates LLC, if your employment is terminated by Hewitt without “Cause” (as hereinafter defined), or you resign for “Good Reason” (as hereinafter defined), and not in connection with a change in control, at any time, Hewitt will be obligated to pay you an amount equal to one times your annual base salary plus one times your bonus at target plus health and medical plan continuation for twelve months paid by the company. In addition, you will vest in all outstanding shares of your Replacement Equity Grant given to you at your time of hire. “Good Reason” is specifically defined as a change in reporting relationship or diminution of title. “Good Reason” shall also mean, without the Executive’s express written consent, the occurrence of a material reduction of the Executive’s authorities, duties, or responsibilities as an executive or officer of the Company, other than (a) an insubstantial reduction, or (b) an inadvertent reduction that is remedied by the Company promptly after receipt of notice thereof given by the Executive. For purposes hereof, “Cause” shall be defined as: manifest dishonesty, fraud, embezzlement or misappropriation relating to Hewitt, or any of its respective funds, property, opportunities or other assets; engaging in willful misconduct (including but not limited to discrimination or harassment or unethical or unprofessional conduct) injurious to Hewitt; conviction of or pleading guilty or no-contest to a crime involving moral turpitude or any crime providing for a term of imprisonment.

This offer of employment, if not previously accepted by you, will expire on December 2, 2009. Additional time for consideration of the offer may be made available if mutually agreeable.

We recognize that you retain the option, as does Hewitt, of ending your employment with the company at any time, with or without notice and with or without cause. As such, your employment with Hewitt is at-will and neither this letter, nor any other oral or written representations may be considered a contract for any specific period of time.

Rob, we look forward to a positive response. If there is any additional information you need to help you make your decision, please feel free to contact me.

Sincerely,

Hewitt Associates LLC

Russell P. Fradin

Chief Executive Officer

RPF/mk

Enclosures

cc: Ms. Tracy Keogh, Hewitt Associates

Accepted by:	/s/ Robert A. Schriesheim
Robert A. Schriesheim

12-01-09 CDT 4 PM
Acceptance date